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                                                                   EXHIBIT 10.53

                       SECOND MODIFICATION TO GROUND LEASE

     THIS SECOND MODIFICATION TO GROUND LEASE (this "Modification") is made on May 20, 2002 (the "Effective Date"), by and between ISTAR SAN JOSE, LLC, a Delaware limited liability company ("Lessor"), and EQUINIX, INC., a Delaware corporation ("Lessee").

                                    RECITALS

     A. Lessor and Lessee entered into that certain Ground Lease dated as of June 21, 2000 (the "Original Lease"), as amended by that certain First Modification to Ground Lease dated as of September 26, 2001 (collectively, the "Lease"), which Lease covers approximately 78.446 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

     B. Concurrently with the execution of the Original Lease, Lessor and Lessee executed a Memorandum of Lease and Purchase Option, dated as of June 21, 2000 (the "Original Memorandum"), which Original Memorandum was recorded on June 21, 2000, as Document No. 15286834 in the Official Records of Santa Clara County, California (the "Official Records"). The Original Memorandum was amended and restated by that certain Amended and Restated Memorandum of Lease and Purchase Option dated as of October 1, 2001 and recorded on _________________, 2001 as Document No. ___________ in the Official Records.

     C. Lessee has submitted to the City of San Jose's Planning Department the following applications relating to the Premises covered by the Lease: (i) Planned Development Zoning (File #PDCSH01-09-031); (ii) Master Planned Development Permit (File #PDSH02-024); and (iii) Vesting Tentative Map (File #PTSH02-041) (the applications designated in clauses (i), (ii) and (iii), as the same may be amended from time to time with Lessor's approval in accordance with the Lease, are collectively referred to herein as the "Entitlement Documents").

     D. Lessee has requested that Lessor (i) grant to Lessee an option to reduce the Premises covered by the Lease and the Purchase Option on the terms and conditions set forth herein, so as to allow Lessee to exclude all or a portion of the Excess Premises (as defined below) but retain the Lessee Development Parcels (as defined below) which it deems necessary for its future business growth and success, and (ii) make such other modifications to the Lease as are set forth herein.

     E. Lessor is willing to agree to such changes to the Lease on the terms and conditions set forth herein.

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                                   AGREEMENT



     NOW THEREFORE, in consideration of the agreements of Lessor and Lessee herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree to modify the Lease as follows:

1.   PREMISES REDUCTION OPTION

     (a) Exercise of Reduced Premises Option. Attached hereto as Exhibit D is a map of the Premises originally covered by the Lease (the "Original Premises") that divides the Original Premises into the "Lessee Development Parcels" and the "Excess Premises". Notwithstanding anything to the contrary contained in the Lease, Lessee shall have a one-time option (the "Premises Reduction Option") to exclude from the Lease any portion of the Excess Premises having an area of not less than twenty (20) acres nor more than forty (40) acres, on the terms and conditions set forth herein. Provided that no Material Default is then continuing, Lessee may exercise the Premises Reduction Option at any time during the period commencing on July 1, 2002 and expiring on May 30, 2003 by delivering written notice of such exercise to Lessor (the "Option Exercise Notice") identifying the portion of the Excess Premises to be excluded from the Lease (the "Excluded Premises"). (The Original Premises less the Excluded Premises is sometimes referred to herein as the "Retained Premises".)

     (b) Lessor's Right to Draw Upon Letters of Credit. If Lessee validly exercises the Premises Reduction Option pursuant to subparagraph (a) above, then Lessor shall be entitled to draw upon the Letters of Credit as provided in Paragraph 3 below; provided, however, that if the Excluded Premises consists of less than all of the Excess Premises, Lessor shall be entitled to draw upon the Letters of Credit as provided in Paragraph 3 below only after Lessor approves in writing the location and configuration of the Excluded Premises (which approval shall not be unreasonably withheld). If Lessor becomes entitled to draw upon the Letters of Credit pursuant to this subparagraph (b), Lessor shall use reasonable efforts to submit to the LC Issuer(s) all materials necessary to effect such drawing(s) within three (3) Business Days after becoming so entitled.

     (c) Reduction of Certain Obligations of Lessee. From and after the Premises Reduction Date (as defined below):

          (i) subject to subparagraph (f) below, the Annual Base Rent and the Impositions under the Lease shall be reduced proportionately based on the ratio that the aggregate gross square footage of the Retained Premises bears to the aggregate gross square footage of the Original Premises;

          (ii) the Lease shall be deemed to be modified as provided in Paragraph 2 below; and

          (iii) the parties shall make such modifications to the Lease as are required under Paragraph 7(a) below as soon as reasonably practicable.


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     "Premises Reduction Date" shall mean the first (1st) day, if any, which (i)
     occurs not earlier than five (5) days after delivery of the Option Exercise Notice, (ii) is the first (1st) day of a calendar month, and (iii) is a day on which (x) Lessor has successfully drawn upon the Letters of Credit pursuant to subparagraph (b) above and Paragraph 3 below and has received the proceeds from such draw, and (y) no Material Default is then continuing. If Lessee validly exercises the Premises Reduction Option on or prior to September 30, 2002 and has paid any portion of the Impositions with respect to the Excluded Premises for the period from July 1, 2002 to September 30, 2002, Lessor shall allow Lessee a credit in the aggregate amount of such payments against future Annual Base Rent payable by Lessee under the Lease (as modified hereby) with respect to the Retained Premises.

     (d) Separation of Excluded Premises from Retained Premises. As soon as reasonably practicable following the Separation Date (as defined below), the parties shall make such modifications to the Lease as are required under Paragraph 7(b) below. "Separation Date" means the later of (i) the Premises Reduction Date, or (ii) the day on which the conditions described in clauses (B) and (C) of the definition of "Exclusion Conditions" set forth in Paragraph 1(e)(ii) below (the "Separation Conditions") are satisfied.

     (e) Exclusion of Excluded Premises.

          (i) If Lessee validly exercises the Premises Reduction Option pursuant to subparagraph (a) above, then within fifteen (15) days after the occurrence, if any, of the satisfaction of all of the Exclusion Conditions (as defined in subparagraph (e)(ii) below), Lessor and Lessee shall execute and deliver (and, if applicable, cause to be recorded in the Official Records such document or a memorandum thereof) each of the following documents: (i) a modification of the Lease providing that the Excluded Premises shall be excluded from the Lease and that Lessee shall have no rights or obligations under the Lease (as opposed to the Related Agreements) with respect to the Excluded Premises (other than any rights or obligations of Lessee under the Lease relating to the Excluded Premises which, under the terms of the Lease, would survive the Termination Date), and (ii) the Related Documents (as defined in subparagraph (e)(ii) below). All costs and expenses incurred in connection with such additional modification of the Lease (but not this Modification) or in connection with the Related Documents, including, without limitation, recording fees, premiums for title insurance endorsements that Lessor may reasonably require, and legal fees and disbursements, shall be paid by Lessee.

          (ii) As used herein, "Exclusion Conditions" shall mean the following conditions: (A) the Premises Reduction Date shall have occurred; (B) the Retained Premises shall consist of one or more separate legal lots or parcels which comply in all respects with all applicable subdivision and lot split laws and ordinances; (C) the Excluded Premises shall consist of one or more separate legal lots or

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     parcels which comply in all respects with all applicable subdivision and lot split laws and ordinances; (D) Lessor and Lessee shall have approved in writing, each in its reasonable discretion, the form(s) of one or more written agreements (the "Related Agreements") which (1) establish such easements, covenants and restrictions relating to the Retained Premises and the Excluded Premises as may be reasonably satisfactory to each party, and
     (2) allocate between Lessee and Lessor, based upon the respective benefits reasonably estimated by the parties to be conferred upon the Retained Premises and the Excluded Premises and/or any other relevant equitable considerations: (x) any obligations to construct and/or maintain, or pay the costs of any construction and/or maintenance of, any infrastructure improvements required by the City of San Jose in connection with the development of the Original Premises, including, without limitation, any such obligation that must be satisfied as a condition to recordation of any final map, (y) any residual obligations arising under the Purchase Agreement, and (z) any other rights and responsibilities that might be customary or desirable for the operation, development and/or ownership of the Retained Premises and the Excluded Premises; (E) Lessor and Lessee have agreed upon the modifications that are required to be made to the Lease pursuant to Paragraphs 7(a) and 7(b) hereof, and (F) no Material Default shall be continuing.

     (f) Prepaid Rent. Lessee acknowledges and agrees that despite the reduction of Annual Base Rent and Impositions under the Lease from and after the Premises Reduction Date pursuant to subparagraph (c) above and the reduction of certain other obligations of Lessee under the Lease pursuant to subparagraphs (c) and
(d) above and Paragraphs 2, 7(a) and 7(b) below, Lessor shall not be obligated under any circumstances to refund to Lessee any Adjusted Base Rent which has been prepaid by Lessee for any period following the Premises Reduction Date and which is attributable to the Excluded Premises. Lessee further acknowledges and agrees that all such prepaid Adjusted Base Rent relating to the Excluded Premises for periods after the Premises Reduction Date was fully earned by Lessor when it was paid.

     (g) Entitlements; Cooperation. Lessee shall continue to diligently pursue obtaining approval of the Entitlement Documents from the City of San Jose and Lessor shall reasonably cooperate, at no expense to Lessor, in obtaining such approvals. All costs and expenses incurred in connection with the preparation, filing and processing of the Entitlement Documents shall be borne by Lessee exclusively. Notwithstanding anything herein to the contrary, upon satisfaction of the Separation Conditions, Lessee shall have no further obligation to process or file any final map(s), pursuant to Vesting Tentative Map PTSH02-04, with respect to any portion of the Excluded Premises. Lessee shall make diligent efforts, at its sole cost and expense, to cause the Separation Conditions to be satisfied as soon as reasonably practicable, and Lessor shall reasonably cooperate with such efforts at Lessee's sole cost and expense. Lessor and Lessee shall also negotiate in good faith to reach agreement on the forms of the Related Agreements.
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2.   INITIAL DEVELOPMENT OF PROJECT

     Once the Premises Reduction Date occurs, Section 7.1(b) of the Lease shall be deleted in its entirety and the following shall be inserted in its place:

          (b) Lessor acknowledges, as of the date of the Second Modification to Ground Lease dated as of May 20, 2002 between Lessor and Lessee (the "Second Modification"), that (i) Lessee has submitted to Lessor, in the form of the Entitlement Documents (as defined in Recital C of the Second Modification), a detailed plan (the "Preliminary Plan") for the development of the Initial Improvements on the Retained Premises (as defined in paragraph 1(a) of the Second Modification), including, without limitation, an area plan showing the proposed location of the Initial Improvements on the Retained Premises and a detailed description of the proposed uses of the Initial Improvements (which uses shall be consistent with the Permitted
     Uses), and (ii) Lessor has approved the Preliminary Plan/Entitlement Documents. The Preliminary Plan/Entitlement Documents, as so approved by Lessor, shall be herein referred to as the "Approved Development Plan."

3.   LETTERS OF CREDIT

     Upon satisfaction of the conditions set forth in Paragraph 1(b) above and in payment of the amounts due from Lessee to Lessor on account of the exercise of the Premises Reduction Option with respect to the Excluded Premises, Lessor shall be entitled to draw down the Letters of Credit by an amount equal to (i) the quotient, expressed as a percentage, of (x) the area of the Excluded Premises, expressed in number of acres, divided by (y) forty (40) acres, multiplied by (ii) $25,000,000, and any amount so drawn shall be deemed forfeited by Lessee and treated as Lessee's cost to exercise the Premises Reduction Option. Thereafter, the terms "LC Face Amount" and "Augmented LC Face Amount", as used in the Lease, shall mean the amount available under the Letters of Credit after the draw down by Lessor pursuant to this Paragraph 3. From and after such draw upon the Letters of Credit, Section 9.1(c) of the Lease shall be deemed to be deleted from the Lease. Lessor and Lessee hereby agree that Lessee shall, at its sole cost and expense, cause the Letters of Credit to be amended to permit a draw thereunder pursuant to this Paragraph. Lessee acknowledges and agrees that the value of the rights and benefits that will accrue hereunder to Lessee as a result of Lessee's valid exercise of the Premises Reduction Option (including, without limitation, the reduction of Annual Base Rent and Impositions pursuant to Paragraph 1(c)(i) above and the reduction of Lessee's development obligations pursuant to Paragraphs 7(a) and 7(b) below) is fair and at least reasonably equivalent to the costs that will be incurred by Lessee as a result of Lessor's draw upon the Letters of Credit pursuant to this Paragraph 3.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     Lessee hereby represents, warrants and covenants to Lessor as follows:

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     (a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

     (b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Modification. This Modification constitutes the legal, valid and binding obligation of Lessee.

     (c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Modification, and no approval or consent of any Person is required in connection with Lessee's execution and performance of this Modification that has not been obtained. The execution and performance of this Modification will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

     (d) Lessee is the sole owner and holder of the leasehold estate and leasehold interest created by the Lease, and Lessee has not made or agreed to make any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, Lessee's leasehold estate or any other right, title or interest under or arising by virtue of the Lease.

     (e) Lessee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

     (f) At the time of the execution of this Agreement, Lessee is generally paying its debts as they become due, and the aggregate value of Lessee's assets at fair value exceeds the aggregate value of Lessee's liabilities.

     Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Paragraph 4 remain true and correct in all material respects at all times during the period between the date of this Modification and the expiration of the Term and any holdover period.

5.   OPTION FEE

     Concurrently with the execution of this Modification, Lessee shall pay to Lessor for the Premises Reduction Option a fee in the amount of Five Million Dollars ($5,000,000.00) (the "Premises Reduction Fee"). The Premises Reduction Fee shall be

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deemed fully earned when paid to Lessor and shall not be refundable to Lessee, in whole or in part, at any time. Lessee shall not be obligated to reimburse Lessor for any fees and expenses, including attorney fees and expenses, it incurs in connection with the negotiation or preparation of this Modification. Lessee acknowledges and agrees that the value of the Premises Reduction Option received by Lessee pursuant to this Modification is fair and at least reasonably equivalent to the Premises Reduction Fee.

6.   IMPOSITIONS.

     Lessor and Lessee acknowledge that Lessee has filed an appeal of the assessment applicable to the Original Premises for real estate tax purposes with respect to the fiscal year 2001-2002 and that such appeal, if successful, could result in a refund of real estate taxes for the fiscal year 2001-2002 which have been paid by Lessee with respect to the Original Premises. Notwithstanding anything herein to the contrary, Lessor and Lessee hereby agree that any such tax refund received with respect to the Original Premises shall first be applied toward Lessee's costs of prosecuting such appeal, and any excess remaining thereafter shall be equitably allocated between Lessee and Lessor based on the portion of such real estate taxes that were previously paid by Lessee and Lessor, respectively.

7.   FURTHER ASSURANCES

     (a) Lessor and Lessee hereby agree that from and after the Premises Reduction Date, the parties shall make such further mutually acceptable reasonable changes to the Lease as are necessary to reflect that the Annual Base Rent and the Impositions under the Lease have been reduced pursuant to Paragraph 1(c)(i) above and that Lessee shall have no further rights or obligations under the Lease with respect to the Excluded Premises, except for: (i) Lessee's rights and obligations under the following sections of the Lease: 2; 3.1; 3.2; 6; 7.3 (subject to Paragraphs 1(e) and 1(g) above); 10.1(d); 10.1(g); 10.2; 12; 13, 14;
15.1; 15.2; 15.3; 15.4; and 23, and (ii) any other obligations of Lessee that, under the terms of the Lease, would survive the Termination Date. By way of example, but not limitation, the definitions of "Aggregate Permitted Square Footage", "Initial Improvements", "Initial Investment Amount", "Minimum Initial Improvements" and "Qualifying Buildings" shall be appropriately adjusted to reduce Lessee's construction rights and obligations proportionately based on the relative size of, and the extent of the Entitlements allocated to, the Retained Premises as compared to the Original Premises. Also, by way of example, but not limitation, the definitions of "Maximum Reversion Value", "Initial Amount" and "Base Amount" in Section 20(b) of the Lease shall also be equitably modified to reflect the size of the Retained Premises relative to the size of the Original Premises.

     (b) Lessor and Lessee hereby agree that from and after the Separation Date, the parties shall make such further mutually acceptable reasonable changes to the Lease as are necessary to reflect that Lessee shall have no further rights or obligations under the Lease
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with respect to the Excluded Premises, except for any obligations that, under the terms of the Lease, would survive the Termination Date.

     (c) Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the matters contemplated herein.

8.   BROKERS

     Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Modification, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Modification as a result of the actions of the indemnifying party.

9.   MISCELLANEOUS

     A. As amended hereby, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Modification and the Lease, the terms of this Modification shall prevail. This Modification shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives and successors and assigns.

     B. This Modification may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

     C. Except as set forth in this Modification, all terms and conditions of the Lease shall remain in full force and effect.

     D. This Modification, with exhibits, is a fully-integrated agreement which, together with the Lease, contains all of the parties' representations, warranties, agreements and understandings with respect to the subject matter hereof.


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     IN WITNESS WHEREOF, Lessor and Lessee have executed this Modification as of the date first above written.

                                LESSOR:

                                iSTAR SAN JOSE, LLC,
                                a Delaware limited liability company

                                By: TriNet Corporate Realty Trust, Inc.,
                                    a Maryland  corporation,
                                    Its: Sole Member

                                    By:_________________________________________

                                    Name:_______________________________________

                                    Title:______________________________________

                                LESSEE:

                                EQUINIX, INC.,
                                a Delaware corporation

                                By:_____________________________________________

                                Name:___________________________________________

                                Title:__________________________________________


                                By:_____________________________________________

                                Name:___________________________________________

                                Title:__________________________________________



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                                    Exhibit D

                 Lessee Development Parcels and Excess Premises

                                [to be attached]



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